Exhibit 99(a)

NEWS RELEASE

Cliffs Natural Resources Inc. Reports First-Quarter 2010 Results

•	Global Demand for Steelmaking Raw Materials Continues, Results in 57% Revenue Increase to $728 Million; Net Income Reaches $94 million, or $0.69 Per Diluted Share

•	North American Iron Ore Average Revenue Per Ton Increases 24% to $95 with 4.4 Million Tons of Sales Volume

•	Asia Pacific Iron Ore Ships 2.1 Million Tonnes

•	North American Coal Ships 662,000 Tons, Average Cost Per Ton Declines 22% to $120, Including $18 in Non-Cash Costs

CLEVELAND—April 28, 2010—Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today reported first-quarter results for the period ended March 31, 2010. Consolidated revenues in the seasonally slow first quarter were $727.7 million, up 57% from $464.8 million in the same quarter last year. The increase was driven by higher year-over-year pricing in each of Cliffs’ business segments and improved sales volume from its North American operations, reflecting rebounding global demand for steelmaking raw materials.

Joseph A. Carrabba, Cliffs’ chairman, president and chief executive officer, said, “Cliffs’ business model is extremely leveraged to increasing global demand for steelmaking raw materials and is benefiting from the strategic efforts made over the past five years to diversify the enterprise and gain additional exposure to high-growth markets. The recent improvement seen in the world’s mature economies and continued strength in emerging markets are providing our company tremendous earnings and cash generating potential.”

Operating income for the first quarter was $113.4 million, versus $11.4 million in the same quarter last year. Operating income was driven by higher sales volume in North America and improved sales margin in all of Cliffs’ business segments. Cliffs also noted it recorded other income of $60.6 million as a result of marking-to-market minority interests in Wabush Mines and Freewest Resources that the Company held before the acquisitions of the remaining interests in each. In addition, Cliffs said its tax provision in the first quarter includes $25.8 million of discrete items. This includes a $16.1 million charge associated with changes to the Medicare Part D Subsidy resulting from recently enacted healthcare reform in the United States.

First-quarter 2010 net income was $93.5 million, or $0.69 per diluted share, up from the net loss of $7.4 million, or $0.07 per share, in the first quarter of 2009.

North American Iron Ore

	Three Months Ended March 31,
	2010	2009

North American Iron Ore Sales (Long Tons) - In Thousands	4,350	2,013

Sales Margin - In Millions
Revenues from product sales and services	$457.3	$188.3
Cost of goods sold and operating expenses	347.8	203.3

Sales margin	$109.5	$(15.0)

Sales Margin - Per Ton
Revenues from product sales and services*	$94.97	$76.50
Cash cost**	62.05	75.55
Wabush Mines acquisition related non-cash items	2.46	—
Depreciation, depletion and amortization	5.29	8.40

Cost of goods sold and operating expenses*	69.80	83.95

Sales margin	$25.17	$(7.45)

*	Excludes revenues and expenses related to freight, which is offsetting and has no impact on sales margin.
**	Cash cost per ton is defined as Cost of goods sold and operating expenses per ton less Depreciation, depletion and amortization per ton.

First-quarter 2010 North American Iron Ore pellet sales volume was 4.4 million tons, a 116% increase from the 2.0 million tons sold in the first quarter of 2009. The year-over-year increase in sales volume is attributed to increased demand for iron ore pellets, as the North American steel industry has increased steelmaking capacity utilization to between 70% and 75% in recent months. Also contributing to the increase was the successful marketing of additional iron ore pellets available for sale from Cliffs’ acquisition of its former partners’ interests in Wabush Mines. In addition, Cliffs indicated that approximately 800,000 tons of iron ore shipped in the fourth quarter of 2009 was recognized as first-quarter sales due to customer payment timing. Historically, because of shipping constraints on the Great Lakes, Cliffs’ North American Iron Ore business is seasonally slow in the first quarter compared with other periods.

North American Iron Ore revenues per ton were $94.97 during the first quarter, up 24% from $76.50 in the comparable quarter in 2009. Per-ton revenues in the quarter were positively impacted by an increase in seaborne iron ore prices and hot band steel prices, both of which are pricing factors in Cliffs’ supply agreements. The Company said first-quarter sales volumes included a mix of pricing levels including revenue recorded using a provisional pricing factor of a 90% increase in the seaborne price for blast furnace pellets, as well as 2009 carry over tons recorded at 2009 prices.

Cost per ton in North American Iron Ore was $69.80, down 17% from $83.95 in the year-ago quarter. The decrease was driven primarily by increased sales volume and resulting leverage over fixed costs and lower fuel costs. This was partially offset by higher profit sharing-related expenses. In addition, with the Company’s 100% ownership of Wabush Mines, costs were negatively impacted by resulting fair-value adjustments and exchange rate variances between the U.S. and Canadian dollars.

North American Iron Ore Production

(Long Tons of Pellets of 2,240 Pounds - In Millions)	Three Months Ended March 31,
	2010	2009
Total North American Iron Ore Mine Production	5.9	5.8

Cliffs Natural Resources Equity Share of Total Production	5.3	3.9

North American Coal

	Three Months Ended March 31,
	2010	2009

North American Coal Sales (Short Tons) - In Thousands	662	494

Sales Margin - In Millions
Revenues from product sales and services	$81.1	$56.5
Cost of goods sold and operating expenses	91.7	85.3

Sales margin	$(10.6)	$(28.8)

Sales Margin - Per Ton
Revenues from product sales and services*	$104.38	$95.34
Cash cost**	102.72	134.00
Depreciation, depletion and amortization	17.67	19.64

Cost of goods sold and operating expenses*	120.39	153.64

Sales margin	$(16.01)	$(58.30)

*	Excludes revenues and expenses related to freight, which is offsetting and has no impact on sales margin.
**	Cash cost per ton is defined as Cost of goods sold and operating expenses per ton less Depreciation, depletion and amortization per ton.

For the first quarter of 2010, metallurgical coal sales volume was 662,000 short tons, with average revenue per ton of $104.38. This compares with 494,000 tons in 2009, with average revenue per ton of $95.34. The increase in sales volume is the result of improving demand for steel in both the United States and Europe. The increase in revenue per ton is the result of higher 2010 market prices for metallurgical coal compared with 2009. The Company said that first-quarter sales volumes included a mix of pricing levels among customers, with a portion priced at 2010 market prices and a portion, primarily for international customers, remaining at 2009 pricing. Cliffs noted its annual supply agreements with international customers typically have contract years ending March 31.

Cliffs’ North American Coal business reported a loss of $10.6 million in sales margin on cost of goods sold of $120.39 per ton. The cost-per-ton decrease from $153.64 realized in the first quarter of 2009 is primarily the result of increased operating leverage over fixed costs and lower spending at the mines. Cliffs noted that its North American Coal business achieved positive margins on a cash basis, with cash costs down 23% to $102.72.

North American Coal Production

(Short Tons of Coal of 2,000 Pounds - In Thousands)	Three Months Ended March 31,
	2010	2009
Total North American Coal Mine Production	674	437

Asia Pacific Iron Ore

	Three Months Ended March 31,
	2010	2009(1)

Asia Pacific Iron Ore Sales (Tonnes) - In Thousands	2,106	2,200

Sales Margin - In Millions
Revenues from product sales and services	$159.5	$148.3
Cost of goods sold and operating expenses	115.8	108.1

Sales margin	$43.7	$40.2

Sales Margin - Per Tonne
Revenues from product sales and services	$75.74	$67.41
Cash cost*	42.69	37.05
Depreciation, depletion and amortization	12.30	12.09

Cost of goods sold and operating expenses	54.99	49.14

Sales margin	$20.75	$18.27

(1)	2009 Revenue, Cost of goods sold and all per-tonne figures have been adjusted downward for the approximately $18 million of revenue and $1 million of additional cost associated with final 2009 iron ore lump and fines pricing.
*	Cash cost per tonne is defined as Cost of goods sold and operating expenses per tonne less Depreciation, depletion and amortization per tonne.

First-quarter 2010 Asia Pacific Iron Ore sales volume was virtually flat at 2.1 million tonnes, compared with 2.2 million tonnes in the 2009 first quarter. Cliffs indicated it is currently shipping to customers under provisional pricing arrangements, with revenue in the first quarter recorded using an estimated seaborne price increase of 26%.

Revenues per tonne for the first quarter increased 12% to $75.74, compared with $67.41 (see footnote “1” under the Asia Pacific Iron Ore table above) in the same period last year. The increase was due to higher provisional pricing in the first quarter of 2010, compared with seaborne prices of 2009.

Per-tonne cost of goods sold in Asia Pacific Iron Ore increased 12% in the first quarter of 2010 to $54.99 from $49.14 (see footnote “1” under the Asia Pacific Iron Ore table above) in the first quarter of 2009. Excluding exchange rate variances between the U.S. and Australian dollars of approximately $15 per tonne, costs were down approximately 19%. This decrease was driven by lower mining and other production costs.

Asia Pacific Iron Ore Production

(Tonnes of Lump or Fines of 2,205 Pounds - In Millions)	Three Months Ended March 31,
Mine	2010	2009
Total Asia Pacific Iron Ore Mine Production	2.1	1.7

Sonoma Coal and the Amapá Iron Ore Project

In the first quarter of 2010, Cliffs’ share of sales volume for its 45% economic interest in Sonoma Coal was 301,000 tonnes. Revenues and sales margin generated for Cliffs were $29.7 million and $7.9 million, respectively. Revenue per tonne at Sonoma was $98.67 with costs of $72.40 per ton. Cliffs noted that unfavorable exchange rate variances during the quarter increased costs at Sonoma by $19 per tonne.

Cliffs has a 30% ownership interest in the Amapá Iron Ore Project. During the first quarter, Amapá produced a total of approximately 900,000 tonnes, resulting in a $2.2 million equity loss related to Cliffs’ share of the project.

Capital Structure, Cash Flow and Liquidity

At quarter-end, Cliffs had $550.4 million of cash and cash equivalents and $725 million in long-term debt. Cliffs had no borrowings on its $600 million revolving credit facility. At Dec. 31, 2009, Cliffs had $502.7 million of cash and cash equivalents, $525 in long-term debt and no borrowings on its credit facility.

As previously announced, in the first quarter, Cliffs completed a $400 million Senior Notes offering. The Company used a portion of the proceeds to pay off a $200 million term loan and $54.2 million of project-level debt related to its investment in the Amapá Iron Ore Project. Other major uses of cash in the first quarter included $43.3 million for changes in working capital, $18.9 million in property, plant and equipment, and $94.6 million related to the acquisition of Wabush Mines.

Cliffs said in the first quarter, depreciation, depletion and amortization was $66.6 million and that the Company generated cash from operations of approximately $66.7 million.

Outlook

Cliffs expects strong demand for steelmaking raw materials to continue throughout 2010. Recently, the emergence of new pricing mechanisms replacing the historic benchmark systems for iron ore and metallurgical coal are resulting in pricing more reflective of current supply and demand dynamics, but still uncertain pricing models, for these commodities. Cliffs is currently in discussions with customers regarding how its current supply agreements will take into account these new mechanisms. In addition, these discussions may result in changes to the pricing mechanisms currently used with various customers and could impact sales prices realized in current and future periods, which could have a material effect on the Company’s results of operations. Accordingly, the outlook below is subject to change based on these and other factors.

North American Iron Ore Outlook

For 2010, Cliffs said it is increasing its sales volume expectations to approximately 27 million tons in North American Iron Ore, from a previous expectation of 25 million tons.

Consistent with first quarter shipments being recorded using a provisional pricing factor of a 90% increase in the seaborne price for blast furnace pellets, Cliffs used the following assumptions for pricing factors contained in its North American supply agreements to provide guidance on average 2010 revenue per ton in the North American Iron Ore segment:

•	A 90% price increase for blast furnace pellets from the 2009 seaborne price; and,

•	A 2010 range for hot band steel pricing of $600 - $700 per ton.

With these assumptions, Cliffs expects revenue per ton in North American Iron Ore to be $107 - $112. This expectation also considers various contract provisions, lag-year adjustments and pricing caps and floors contained in certain supply agreements. Actual realized average revenue per ton for the full year will ultimately depend on the percentage increase for blast furnace pellets from the 2009 seaborne pellet settlement price, sales volume levels, customer mix, production input costs and/or steel prices. (All factors in the Company’s formula-based pricing in the North American Iron Ore business segment.)

In addition, Cliffs said the following approximate sensitivities would have a positive or negative impact on its actual realized price:

•

For every 10% change from a 90% price increase for blast furnace pellets in 2010, Cliffs would expect its average realized revenue per ton in North American Iron Ore to change by approximately $4; and,

•	For every $25 change from the estimated 2010 hot rolled steel prices noted above, Cliffs would expect its average revenue per ton in North American Iron Ore to change by $0.60.

Cliffs said it expects 2010 production of approximately 25 million tons in its North American Iron Ore business segment. At this production level, 2010 cost per ton is expected to be $65 - $70, with approximately $5 per ton comprised of depreciation, depletion and amortization.

North American Coal Outlook

In its North American Coal business segment, Cliffs said it is maintaining its sales and production volume expectations of approximately 3.4 million tons in 2010.

Cliffs currently has approximately 1.5 million tons of coal priced and under contractual obligation, or approximately 44% of its current annual sales volume guidance. This coal is priced at an average of $111 per short ton f.o.b. mine, which includes production earmarks to fulfill obligations for 2009 international contracts ending March 31, 2010. The Company has also contracted 42%, or approximately 1.4 million tons, for which pricing is currently under negotiation. Cliffs currently expects to sell the remaining 14% of uncommitted production on a spot basis in the third and fourth quarters of 2010. As a result, and assuming current market prices for all spot sales, Cliffs expects revenue per ton in North American Coal to reach $140 - $145 f.o.b. mine.

In 2010, Cliffs anticipates cost per ton of approximately $110 - $115, with approximately $13 per ton comprised of depreciation, depletion and amortization. This expectation is an increase from the Company’s previous expectation of $105 - $110 and is primarily the result of higher expected royalty expense resulting from increased metallurgical coal pricing.

Asia Pacific Iron Ore Outlook

Asia Pacific Iron Ore 2010 sales volume is expected to be 8.5 million tonnes, with production of 8.6 million tonnes. While discussions with customers are ongoing, Cliffs expects pricing in this market will broadly follow publicly stated mechanisms for major Australian producers that are using lagging quarterly adjustments referencing an average of industry accepted delivered price indices into China. Using this approach, and assuming constant prices going forward for the remainder of the year, the Company’s best expectation of 2010 revenue per tonne in Asia Pacific Iron Ore is $100 - $105. Costs per tonne are expected to be approximately $55 - $60, up from a previous expectation of $50 - $55, primarily driven by increased expected royalty expense.

The following table provides a summary of Cliffs’ 2010 guidance for its three business segments:

	North American Iron Ore		North American Coal		Asia Pacific Iron Ore
	Current Outlook	Previous Outlook	Current Outlook	Previous Outlook	Current Outlook	Previous Outlook
Sales volume (million tons/tonnes)	27.0	25.0	3.4	3.4	8.5	8.5

Revenue per ton/tonne	$107 - $112	$90 - $95	$140 - $145	$115 - $120	$100 - $105	$80 - $85

Cost per ton/tonne	$65 - $70	$65 - $70	$110 - $115	$105 - $110	$55 - $60	$50 - $55

Outlook for Sonoma Coal and the Amapá Iron Ore Project

Cliffs has a 45% economic interest in Sonoma Coal. In 2010, the Company expects equity sales and production volume of approximately 1.6 million tonnes, with an approximate 65%/35% mix between thermal and metallurgical coal, respectively. Cliffs anticipates average revenue per tonne of $105 - $110, with per-tonne costs of $80 - $85.

Cliffs has a 30% interest in the Amapá Iron Ore Project. In 2010, assuming a 90% increase in prices for iron ore concentrate products, Cliffs expects the project to be approximately breakeven for the full year. This is an improvement from Cliffs’ previous outlook for a loss of approximately $10 million to $20 million, which assumed a 30% increase in iron ore pricing.

SG&A Expenses and Other Expectations

SG&A expenses are anticipated to be approximately $165 million in 2010, up from a previous expectation of $130 million. The increased expectation is being primarily driven by greater anticipated performance-related employment costs and reporting the Sonoma performance royalty in SG&A.

In addition, Cliffs has previously stated it expects to incur costs of approximately $25 million to $30 million related to global exploration efforts, as well as $10 million related to its acquired chromite project in Ontario, Canada.

The Company anticipates a full year tax rate of approximately 29% for 2010, up from a previous expectation of 24%. Depreciation and amortization are expected to be approximately $300 million, up from a previous expectation of $275 million.

2010 Capital Budget Update and Other Uses of Cash

Based on the above guidance, Cliffs expects to generate more than $1.5 billion in cash from operations in 2010. The Company expects capital expenditures of approximately $250 million, up from a previous estimate of $200 million. The increase is earmarked for acceleration of capital projects designed to increase production capacity primarily in Cliffs’ North American operations. Total capital expenditures include approximately $120 million that the Company considers sustaining capital.

Cliffs will host a conference call to discuss its first-quarter 2010 results tomorrow, April 29, 2010, at 10 a.m. ET. The call will be broadcast live on Cliffs’ website: www.cliffsnaturalresources.com. A replay of the call will be available on the website for 30 days.

To be added to Cliffs Natural Resources e-mail distribution list, please click on the link below:

http://www.cpg-llc.com/clearsite/clf/emailoptin.html

About Cliffs Natural Resources Inc.

Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, we are the largest producer of iron ore pellets in North America, a major supplier of direct-shipping lump and fines iron ore out of Australia and a significant producer of metallurgical coal. With core values of environmental and capital stewardship, our colleagues across the globe endeavor to provide all stakeholders operating and financial transparency as embodied in the Global Reporting Initiative (GRI) framework. Our Company is organized through three geographic business units:

The North American business unit is comprised of six iron ore mines owned or managed in Michigan, Minnesota and Canada and two coking coal mining complexes located in West Virginia and Alabama. The Asia Pacific business unit is comprised of two iron ore mining complexes in Western Australia and a 45% economic interest in a coking and thermal coal mine in Queensland, Australia. The Latin American business unit includes a 30% interest in the Amapá Project, an iron ore project in the state of Amapá in Brazil.

Other projects under development include a biomass production plant in Michigan and Ring of Fire chromite properties in Ontario, Canada. Over recent years, Cliffs has been executing a strategy designed to achieve scale in the mining industry and focused on serving the world’s largest and fastest growing steel markets.

News releases and other information on the Company are available on the Internet at:

http://www.cliffsnaturalresources.com or

www.cliffsnaturalresources.com/Investors/Pages/default.aspx?b=1041&1=1

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: the ability to reach agreement with our iron ore customers regarding modifications to sales contract pricing escalation provisions to reflect the migration from annual international benchmark prices to a quarterly or spot-based pricing mechanism in a timely manner; changes in the sales volumes or mix; the impact of any increases or decreases in international prices for iron ore and/or metallurgical coal resulting from the global economic crisis; the impact of price-adjustment factors on the Company’s sales contracts; changes in demand for iron ore pellets by North American integrated steel producers, or changes in Asian iron ore demand due to changes in steel utilization rates, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; the impact of consolidation and rationalization in the steel industry; availability of capital equipment and component parts; availability of float capacity; ability to maintain adequate liquidity and on our ability to access capital market; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability to achieve expected production levels; reductions in current resource estimates; impacts of increasing governmental regulation including failure to receive or maintain required environmental permits; problems with productivity, third party contractors, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation, mine closure obligations and employee benefit costs; the ability to identify, acquire and integrate strategic acquisition candidates; risks associated with operations in multiple countries and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report and Reports on Form 10-K, Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cliffs Natural Resources’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

SOURCE: Cliffs Natural Resources Inc.

INVESTOR AND FINANCIAL MEDIA CONTACTS:

Steve Baisden

Director, Investor Relations and Corporate Communications

(216) 694-5280

steve.baisden@cliffsnr.com

Christine Dresch

Manager – Corporate Communications

(216) 694-4052

christine.dresch@cliffsnr.com

MEDIA CONTACTS:

Dale Hemmila

District Manager, Public Affairs-Michigan

906-475-3870

Maureen Talarico

District Manager, Public Affairs-Minnesota

218-279-6120

James Kosowski

District Manager, Public Affairs-West Virginia and Alabama

304-256-5224

— FINANCIAL TABLES FOLLOW—

# # #

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES

STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended March 31,
	2010	2009
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$671.5	$421.1
Freight and venture partners’ cost reimbursements	56.2	43.7

	727.7	464.8
COST OF GOODS SOLD AND OPERATING EXPENSES	(577.7)	(422.4)

SALES MARGIN	150.0	42.4
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(44.4)	(31.8)
Exploration expenses	(1.6)	—
Casualty recoveries	3.3	—
Royalties and management fee revenue	2.2	2.4
Gain on sale of assets	1.8	1.0
Miscellaneous - net	2.1	(2.6)

	(36.6)	(31.0)

OPERATING INCOME	113.4	11.4
OTHER INCOME (EXPENSE)
Gain on acquisition of controlling interests	60.6	—
Changes in fair value of foreign currency contracts, net	2.3	(3.3)
Interest income	2.4	3.4
Interest expense	(10.2)	(9.3)
Other non-operating income	0.7	0.5

	55.8	(8.7)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY LOSS FROM VENTURES	169.2	2.7
INCOME TAX EXPENSE	(72.3)	(1.1)
EQUITY LOSS FROM VENTURES	(3.4)	(9.2)

NET INCOME (LOSS)	93.5	(7.6)
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	—	(0.2)

NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$93.5	$(7.4)

EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC	$0.69	$(0.07)

EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED	$0.69	$(0.07)

AVERAGE NUMBER OF SHARES
Basic	135.2	113.2
Diluted	136.0	113.2

CASH DIVIDENDS PER SHARE	$0.0875	$0.0875

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES

STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	March 31, 2010	December 31, 2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$550.4	$502.7
Accounts receivable	131.4	103.5
Inventories	368.2	272.5
Supplies and other inventories	129.5	102.7
Derivative assets	131.7	51.5
Deferred and refundable taxes	81.2	61.4
Other current assets	78.1	66.9

TOTAL CURRENT ASSETS	1,470.5	1,161.2

PROPERTY, PLANT AND EQUIPMENT, NET	3,069.9	2,592.6

OTHER ASSETS
Investments in ventures	395.3	315.1
Goodwill	92.2	74.6
Intangible assets, net	178.7	114.8
Deferred income taxes	114.2	151.1
Other non-current assets	211.1	229.9

TOTAL OTHER ASSETS	991.5	885.5

TOTAL ASSETS	$5,531.9	$4,639.3

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$220.9	$178.9
Accrued expenses	185.5	155.8
Deferred revenue	165.2	105.1
Taxes payable	67.8	41.2
Other current liabilities	106.9	89.4

TOTAL CURRENT LIABILITIES	746.3	570.4
POSTEMPLOYMENT BENEFIT LIABILITIES	499.0	445.8
LONG-TERM DEBT	725.0	525.0
BELOW-MARKET SALES CONTRACTS	208.1	153.3
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	167.4	124.3
DEFERRED INCOME TAXES	152.0	70.8
OTHER LIABILITIES	207.9	212.7

TOTAL LIABILITIES	2,705.7	2,102.3
EQUITY
CLIFFS SHAREHOLDERS’ EQUITY	2,830.3	2,542.8
NONCONTROLLING INTEREST	(4.1)	(5.8)

TOTAL EQUITY	2,826.2	2,537.0

TOTAL LIABILITIES AND EQUITY	$5,531.9	$4,639.3